                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                        ------------------------------

                                  FORM 8-K / A


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported)  November 24, 1997


                            STAR GAS PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

                                    33-98490
                                    --------
                            (Commission File Number)

                                   06-1437793
                                   ----------
                      (I.R.S. Employer Identification No.)


                              2187 Atlantic Street
                          Stamford, Connecticut, 06902
                    (Address of principal executive office)


                                 (203) 328-7300
              (Registrant's telephone number, including area code)

ITEM 1. CHANGE IN CONTROL OF REGISTRANT

        None.


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        Star Gas Partners, L.P. ("the Partnership") is a Master Limited Partnership and through its subsidiary, Star Gas Propane ("the OLP"), markets and distributes propane in the Midwest and Northeast sections of the United States. Star Gas Corporation, a Delaware Corporation, ("Star Gas") is the general partner of both the Partnership and the OLP.

        On October 22, 1997, pursuant to a purchase agreement ("Stock Purchase Agreement") dated as of October 20, 1997, Star Gas purchased 240 shares of Common Stock ($100 par value) of Pearl Gas Co. ("Pearl"), an Ohio Corporation, representing all of the issued and outstanding capital stock of Pearl. Pearl markets and distributes propane in Ohio and Michigan through a storage and distribution system consisting of five offices, fifteen bulk storage plants, fifty employees and over forty-five vehicles. For the twelve months ended September 30, 1997, Pearl sold 14.3 million gallons of propane, primarily to higher margin residential customers. Pearl currently serves over 12 thousand active customers.

        The purchase price for said stock was $22.6 million and was paid in cash. The purchase price included estimated working capital of $1.9 million. This amount will be adjusted upward or downward based on actual working capital as of October 21, 1997. The amount of consideration for the Pearl Common Stock was determined by arms length bargaining between Star Gas and the Sellers. Funding for the stock purchase and related transaction expenses of $0.4 million was provided by a $23.0 million bank acquisition facility. Subsequent to the acquisition of the common stock of Pearl, Pearl was merged into Star Gas in a tax-free liquidation.

        On October 22, 1997, a Conveyance and Contribution Agreement was entered into by, and among, the Partnership, the OLP and Star Gas. Star Gas contributed to the OLP all of the Pearl assets it obtained in the stock purchase of Pearl Gas and the subsequent merger of Pearl into Star Gas. In exchange, Star Gas received a 2.7 percent limited partnership interest in the OLP and a 0.00028 percent general partnership interest in the OLP. In addition, the OLP assumed all of the liabilities associated with the Pearl stock purchase prior and subsequent to the merger, including the $23.0 million of bank debt. The aggregate value of the interests transferred to Star Gas from the OLP is $3.5 million.

       The issuance of the additional partnership interests to Star Gas is intended to compensate Star Gas for additional significant income tax liabilities which would be reflected in the consolidated federal income tax return of Star Gas' parent corporation, Petroleum Heat and Power Co., Inc. ("Petro"). The issuance of such partnership interests was approved by the Audit Committee of Star Gas and the Executive Committee of Petro.

        Star Gas then exchanged the above described interest in the OLP for a
0.00027 percent general partnership interest in the Partnership and 147,727 common units in the Partnership, at a per unit price based upon the average closing price of the Partnership's common units ten days prior to the execution of the Stock Purchase Agreement. The OLP then repaid the $23.0 million acquisition facility with $2.0 million of available cash and $21.0 million borrowed under the OLP's own acquisition facility.

        The OLP intends to utilize the conveyed assets in the conduct of its propane business.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

        None.


ITEM 4. CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

        None.


ITEM 5. OTHER EVENTS

        None.


ITEM 6. REGISTRATION OF REGISTRANT'S DIRECTORS

        None.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        Item 7 is amended from the prior filing of October 23, 1997 to include the financial statements of the Pearl Gas Co.


ITEM 8. CHANGES IN FISCAL YEAR

        None.

                                 PEARL GAS CO.


                              Financial Statements


                           December 31, 1995 and 1996

                  (With Independent Auditors' Report Thereon)

                                 PEARL GAS CO.


                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Independent Auditor's Report                                                2

Balance Sheets as of December 31, 1995 and 1996                             3

Statements of Income for the Years ended December 31, 1995 and 1996         4

Statements of Shareholders' Equity for the Years ended
 December 31, 1995 and  1996                                                5

Statements of Cash Flows for the Years ended
 December 31, 1995 and 1996                                                 6

Notes to Financial Statements                                            7-11

Balance Sheets as of December 31, 1996 and
 September 30, 1997  (unaudited)                                           12

Statements of Income for the Nine Months ended September 30, 1996
 (unaudited) and September 30, 1997  (unaudited)                           13

Statements of Cash Flows for the Nine Months ended September 30,
 1996 (unaudited) and September 30, 1997 (unaudited)                       14

Notes to unaudited Financial Statements                                    15

Pro Forma Condensed Consolidated Balance Sheet as of
 September 30, 1997 (unaudited)                                            17

Pro Forma Condensed Consolidated Statement of Income for the
 Year ended  September 30, 1997 (unaudited)                                18


                                      1

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Pearl Gas Co.:

We have audited the accompanying balance sheets of Pearl Gas Co. as of December 31, 1995 and 1996, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pearl Gas Co. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                                           KPMG Peat Marwick LLP

Detroit, Michigan
October 22, 1997

                                 PEARL GAS CO.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1996

                                                1995          1996
                                            -----------    ----------
ASSETS
------
Current assets:
  Cash and cash equivalents                 $ 1,040,748    $2,183,738
  Accounts receivable (less allowance
    for doubtful accounts of $64,706 for
    1995 and 1996, respectively)              1,137,328     1,977,564
  Other non-trade receivables                    44,856        25,048
  Inventories (Note 3)                          301,597       400,647
  Prepaid expenses                              431,536       480,264
                                            -----------    ----------
      Total current assets                    2,956,065     5,067,261
                                            -----------    ----------
Property and equipment, net (Note 4)          2,996,345     2,707,537

Investments - stock                               2,951         2,951
                                            -----------    ----------
                                            $ 5,955,361    $7,777,749
                                            ===========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Deferred revenue                          $   278,182    $  272,171
  Contract payable (Note 5)                     375,501       437,000
  Current portion of long-term debt
  (Note 6)                                      200,000             -
  Accounts payable                              594,435       821,766
  Customer deposits                               8,110         7,510
  Accrued liabilities:
    Employee benefits                           108,499       108,367
    Interest                                     23,351         3,369
    Payroll taxes                                46,055        38,133
    Federal income tax                                -        16,080
    State and local taxes                       117,826       144,668
                                            -----------    ----------
                                                295,731       310,617
                                            -----------    ----------
      Total current liabilities               1,751,959     1,849,064
                                            -----------    ----------
Long-term debt excluding current
  portion (Note 6)                            1,000,002             -

Deferred Federal Income Tax (Note 7)            461,000       444,920

Shareholders' Equity
  Common stock, $100 par value, 750 shares
    authorized, 240 shares outstanding           24,000        24,000
  Retained earnings                           4,708,065     6,132,042
  Notes receivable - shareholders
    (Note 2)                                 (1,989,665)     (672,277)
                                            -----------    ----------
    Total shareholders' equity                2,742,400     5,483,765

Commitments (Note 9)
                                            -----------    ----------
                                            $ 5,955,361    $7,777,749
                                            ===========    ==========

See accompanying notes to financial statements.

                                 PEARL GAS CO.
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                      1995           1996
                                  -----------    -----------
Sales                             $11,611,082    $14,910,109

Cost of goods sold                  5,683,973      8,353,916
                                  -----------    -----------
     GROSS PROFIT                   5,927,109      6,556,193

Depreciation and amortization         437,743        422,912

Operating expenses                  3,298,270      3,393,819
Gain on disposal of equipment          13,822         45,880
                                  -----------    -----------
     OPERATING INCOME               2,204,918      2,785,342

Other income (expense):
  Interest income                     260,423        169,703
  Other                                19,843          4,346
  Interest expense                   (183,436)       (35,414)
                                  -----------    -----------
                                       96,830        138,635
                                  -----------    -----------
     NET INCOME                   $ 2,301,748    $ 2,923,977
                                  ===========    ===========


See accompanying notes to financial statements.

                                 PEARL GAS CO.
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1995 AND 1996


                                COMMON STOCK                       NOTES               TOTAL
                                ------------       RETAINED     RECEIVABLE         SHAREHOLDERS'
                              SHARES    AMOUNT     EARNINGS    SHAREHOLDERS            EQUITY
                              ------    ------     --------    ------------        -------------
Balance, December 31, 1994      330    $33,000   $ 4,115,499    $(2,802,101)        $ 1,346,398

Dividends paid                   --         --      (600,000)            --            (600,000)
Loans made                       --         --            --       (220,301)           (220,301)
Collections on loans             --         --            --      1,032,737           1,032,737
Stock redemption                (90)    (9,000)   (1,109,182)            --          (1,118,182)
Net income                       --         --     2,301,748             --           2,301,748
                                ---    -------   -----------    -----------         -----------
Balance, December 31, 1995      240     24,000     4,708,065     (1,989,665)          2,742,400

Dividends paid                   --         --    (1,500,000)            --          (1,500,000)
Loans made                       --         --            --        (94,602)            (94,602)
Collections on loans             --         --            --      1,411,990           1,411,990
Net income                       --         --     2,923,977             --           2,923,977
                                ---    -------   -----------    -----------         -----------
Balance, December 31, 1996      240    $24,000   $ 6,132,042    $  (672,277)        $ 5,483,765
                                ===    =======   ===========    ===========         ===========

See accompanying notes to financial statements.

                                 PEARL GAS CO.
                            STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 1995 AND 1996

                                               1995          1996
                                           -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                              $ 2,301,748   $ 2,923,977
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
     Depreciation and amortization             437,743       422,912
     Deferred income tax                            --       (16,080)
     Gain on disposal of property and
       equipment                               (13,822)      (45,880)
     Changes in operating assets and
       liabilities:
       Accounts receivable                    (660,675)     (840,236)
       Other non-trade receivables             (23,278)       19,808
       Inventory                               (43,320)      (99,050)
       Prepaid expenses                        (11,318)       12,771
       Prepaid taxes                             2,310            --
       Accounts payable                        160,485       227,331
       Customer deposits                           150          (600)
       Accrued liabilities                     (56,631)       14,886
       Deferred Revenue                          7,517        (6,011)
                                           -----------   -----------
         Net cash provided by operating
           activities                        2,100,909     2,613,828
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment         (277,541)     (134,859)
  Proceeds from sale of property and
    equipment                                   13,822        46,635
  Loans made to shareholders                  (220,301)      (94,602)
  Collections on notes receivable -
    shareholders                             1,032,737     1,411,990
                                           -----------   -----------
         Net cash provided by investing
           activities                          548,717     1,229,164
CASH FLOWS FROM FINANCING ACTIVITIES:
  Stock redemption                          (1,118,182)           --
  Principal payments of long-term debt        (799,998)   (1,200,002)
  Dividends paid                              (600,000)   (1,500,000)
                                           -----------   -----------
         Net cash used in financing
           activities                       (2,518,180)   (2,700,002)
Net increase in cash and cash
  equivalents                                  131,446     1,142,990

Cash and cash equivalents at beginning
  of year                                      909,302     1,040,748
                                           -----------   -----------

Cash and cash equivalents at end of year   $ 1,040,748   $ 2,183,738
                                           ===========   ===========
Supplemental disclosures of cash flow
  information:
  Interest paid                            $   177,591   $    55,396

Non-cash disclosure:
-------------------
On September 1, 1996, the remaining balance of notes receivable shareholders of $821,926 were converted into new notes.

See accompanying notes to financial statements.

                                 PEARL GAS CO.


                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996



(1) DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

   Description of Business
   -----------------------

   The primary business of Pearl Gas Co. (the Company), is the sale and distribution of propane gas. The Company's primary customers are businesses and individuals in the Northwest Ohio, Southeast Michigan and Northeast Indiana areas.

   Accounts Receivable
   -------------------

   The Company enters into "budget payment plans" with several, principally residential customers, which allow for pre-established set monthly payments regardless of actual usage. This may result with a customer in a pre-payment situation in low usage months. It is the Company's practice to net the pre-payments with accounts receivable for financial statement presentation.

   Inventories
   -----------

   Inventories are stated at the lower of cost determined by first-in, first-out method or market value (net realizable value).

   Property and Equipment
   ----------------------

   Property and equipment are carried at cost. Expenditures for additions and improvements that add materially to productive capacity or extend the life of an asset are capitalized, and expenditures for maintenance and repairs are charged to operations. When machinery and equipment items are retired or otherwise disposed of, the related accounts for cost and depreciation are relieved.

   The Company provides depreciation on property and equipment for reporting purposes by the straight-line method over their estimated useful lives, which range from 10 to 25 years for buildings, building components and land improvements, 5 to 10 years for automotive vehicles, and 10 to 20 years for office and operating equipment and tanks.

   Cash Equivalents
   ----------------

   For purposes of the statement of cash flows, the Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

   Environmental
   -------------

   Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.


                                                            (continued)

                                 PEARL GAS CO.


                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996



   Contract Payable
   ----------------

   In order to guarantee the supply of propane, the Company enters into take or pay supply contracts with certain propane suppliers. At the time the Contract is entered into, a prepaid asset and corresponding contract payable is recorded on the balance sheet. The asset and liability are reduced as the Company takes delivery of the propane.

   Deferred Revenue
   ----------------

   The Company bills customers annually for propane tank rental. The rental revenue is deferred and recognized ratably over the twelve month period of the rental agreement.

   Use of Estimates
   ----------------

   Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosures of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


(2) NOTES RECEIVABLES - SHAREHOLDERS

   Notes receivable from shareholders, which is reflected as a reduction to shareholders' equity on the accompanying balance sheet, consists of the following:

                                                        1995       1996
                                                     ----------  ---------

   Notes receivable due from shareholder,
    due January 10, 1996, interest payable
    monthly at prime plus one percent                $1,989,665  $      --

   Notes receivable due from shareholder,
    due August 31, 1999, interest payable
    quarterly at prime rate (8 1/4% at
    December 31, 1996)                                       --    672,277
                                                     ----------   --------
   Total                                             $1,989,665   $672,277
                                                     ==========   ========

(3)  INVENTORIES

   Inventories consist of the following:

                                                        1995       1996
                                                      ---------  ---------
   Propane gas                                         $229,293   $324,942
   Appliances and equipment                              72,304     75,705
                                                       --------   --------
                                                       $301,597   $400,647
                                                       ========   ========


                                                            (continued)

                                 PEARL GAS CO.


                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995



(4)  PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:


                                        1995         1996
                                     -----------  ----------

   Land                               $  624,064  $  624,064
   Land improvements                      33,375      33,375
   Buildings                             727,900     727,900
   Office furniture and equipment         68,408      70,665
   Equipment                           3,126,162   3,133,302
   Delivery equipment                  1,483,287   1,607,577
   Bulk propane plant                    272,525     272,525
                                      ----------  ----------
                                       6,335,721   6,469,408
   Less accumulated depreciation       3,339,376   3,761,871
                                      ----------  ----------
      Net property and equipment      $2,996,345  $2,707,537
                                      ==========  ==========

(5)  CONTRACT PAYABLE

   At December 31, 1995 and 1996, the Company had two outstanding purchase commitments with a supplier under take or pay contracts, for terms of three months. The outstanding contracts at December 31, 1995 and 1996 were $375,501 and $437,000, respectively, with interest payable monthly at prime plus 1%. Interest paid for the period ended December 31, 1995 and 1996, respectively, was $12,319 and $12,497. The December 31, 1995 and 1996 interest rate was 9.50% and 9.25%, respectively.


(6)  LONG-TERM DEBT

   The Company has a $500,000 line of credit agreement with its bank under a year-to-year agreement. There were no borrowings under the line of credit agreement at December 31, 1995 and 1996.

   The Company's long-term debt at December 31, 1995 consisted of:

                                                        1995
                                                     ---------
   Term notes payable to bank, interest at
   prime plus 1% (9.25% at December 31,
   1995).  From January to June of each
   year, monthly payments of $33,333 are
   required.  From July to December of
   each year, only interest is due on the
   unpaid balance. The final maturity date
   on this note is June 1, 1999.                     $1,200,002
   Less current portion                                 200,000
                                                     ----------
   Long-term debt                                   $ 1,000,002
                                                    ===========

                                                            (continued)

                                 PEARL GAS CO.


                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996



(7)  FEDERAL INCOME TAXES

     An election has been filed by the Company to be treated as an S Corporation effective July 1, 1994. As a result of this election, Pearl Gas Co. changed its fiscal year end of June 30 to a calendar year end. In lieu of corporation income taxes, the shareholder of an S Corporation is taxed on a proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements for the years ended December 31, 1995 and 1996. Income that has been taxed to the shareholders but not distributed (Accumulated Adjustments Account) was $1,790,652 and $3,262,548 as of December 31, 1995 and 1996, respectively.

     The Company records depreciation on property and equipment for tax purposes using the accelerated cost recovery system and the modified accelerated cost recovery system. Deferred income taxes have been recorded for the excess of tax depreciation over book depreciation for the period prior to S-election.


(8)  RELATED PARTY TRANSACTIONS

     The Company entered into a lease with an officer of the Company for the use of a fleet garage. The lease is renewable on a year-to-year basis and currently provides for a payment of $14,400 per year.


(9)  LEASES

     The Company has several non-cancelable operating leases primarily for land for bulk plants that expires May 21, 2002. Rental expense for these operating leases (excluding the fleet garage lease noted in footnote 8) was $6,100 for 1995 and 1996, respectively. Future minimum lease payments under non-cancelable leases as of December 31, 1996 are: 1997, $6,100; 1998, $3,600; 1999, $3,600; 2000, $3,600; 2001, $3,600.


(10) PROFIT SHARING PLAN

     The Board of Directors annually determines the contribution to the Company's profit-sharing plan. All employees who work in excess of 1,000 hours per year are eligible to participate and receive allocations based on total payroll excluding bonuses. The amounts contributed in the years ended December 31, 1995 and 1996 were $125,000 and $140,000, respectively.

                                                            (continued)

                                 PEARL GAS CO.


                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996



(11)  SUBSEQUENT EVENTS

      On October 22, 1997, pursuant to a purchase agreement dated as of October 20, 1997, all of the issued and outstanding capital stock of the Company was sold by the holders of such stock to Star Gas Corporation ("Star Gas").

      The purchase price for said stock was $22,552,000 and was paid in cash. Subsequent to the acquisition of the common stock of Pearl, Pearl was merged into Star Gas in a tax-free liquidation.

                                 PEARL GAS CO.
                                 BALANCE SHEETS
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

                                                                   SEPTEMBER 30, 1997
                                               DECEMBER 31, 1996       (UNAUDITED)
                                             -------------------  -------------------
ASSETS
------
Current assets:
  Cash and cash equivalents                      $2,183,738           $  880,840
  Accounts receivable                             1,977,564              514,230
  (less allowance for
  doubtful accounts at
  December 31, 1996 and
  September 30, 1997 of $64,706)
  Other non-trade receivables                       25,048                  762
  Inventories                                      400,647              302,217
  Prepaid expenses                                 480,264              662,878
                                                 ----------           ----------
Total current assets                              5,067,261            2,360,927
                                                 ----------           ----------
Property and equipment, net                       2,707,537            2,385,789
Investments - stock                                   2,951                   --
                                                 ----------           ----------
                                                 $7,777,749           $4,746,716
                                                 ==========           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Deferred revenue                               $  272,171           $  196,848
  Contract payable                                  437,000              633,377
  Accounts payable                                  821,766              187,580
  Customer deposits                                   7,510                7,435
  Accrued liabilities:
     Employee benefits                              108,367               39,700
     Interest                                         3,369                   --
     Payroll taxes                                   38,133                   --
     Federal income tax                              16,080                   --
     State and local taxes                          144,668               43,406
                                                 ----------           ----------
                                                    310,617               83,106
                                                 ----------           ----------
Total current liabilities                         1,849,064            1,108,346
                                                 ----------           ----------
Deferred Federal Income Tax                         444,920              444,920
Shareholders' Equity
  Common stock, $100 par value, 750
   shares authorized, 240 shares outstanding         24,000               24,000
  Retained earnings                               6,132,042            3,776,310
  Notes receivable - shareholders                  (672,277)            (606,860)
                                                 ----------           ----------
Total shareholders' equity                        5,483,765            3,193,450
                                                 ----------           ----------
                                                 $7,777,749           $4,746,716
                                                 ==========           ==========

See accompanying notes to financial statements.

                                 PEARL GAS CO.
                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                  (UNAUDITED)

                                       1996          1997
                                    ----------   -----------
Sales                               $9,486,871    $9,101,130
Cost of goods sold                   4,981,107     4,786,676
                                    ----------    ----------
    GROSS PROFIT                     4,505,764     4,314,454
Depreciation and amortization          270,000       270,000
Operating expenses                   2,364,312     2,406,273
Gain on disposal of equipment           45,930        30,478
                                    ----------    ----------
    OPERATING INCOME                 1,917,382     1,668,659
Other income (expense):
  Interest income                      189,291       140,953
  Other                                  2,735         2,837
  Interest expense                     (45,281)       (5,632)
                                    ----------    ----------
                                       146,745       138,158
                                    ----------    ----------
    NET INCOME                      $2,064,127    $1,806,817
                                    ==========    ==========

See accompanying notes to financial statements.

                                 PEARL GAS CO.
                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                  (UNAUDITED)



                                              1996          1997
                                          ------------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net Income                             $ 2,064,127   $ 1,806,817
   Adjustments to reconcile net income
    to net cash provided by operating
    activities:
    Depreciation and amortization             270,000       270,000
    Gain on disposal of property and
     equipment                                (45,930)      (30,478)
    Changes in operating assets and
     liabilities:
    Accounts receivable                       495,046     1,463,334
    Investments - stock                            --         2,951
    Other non-trade receivables                16,947        24,286
    Inventory                                 (27,517)       98,430
    Prepaid expenses                           11,144        13,763
    Accounts payable                         (320,439)     (634,186)
    Customer deposits                            (750)          (75)
    Accrued liabilities                      (187,871)     (227,511)
    Deferred revenue                          (81,887)      (75,323)
                                          -----------   -----------
    Net cash provided by operating          2,192,870     2,712,008

     activities
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment        (98,146)      (17,521)
   Proceeds from sale of property and
    equipment                                  45,929        99,747
   Loans made to shareholders                 (84,181)     (123,483)
   Collections on loans to shareholders     1,246,346       188,900
                                          -----------   -----------
    Net cash provided by investing          1,109,948       147,643
     activities
CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments of long-term debt    (1,200,002)           --
   Dividends paid                          (1,500,000)   (4,162,549)
                                          -----------   -----------
    Net cash used in financing
     activities                            (2,700,002)   (4,162,549)
Net increase (decrease) in cash and
 cash equivalents                             602,816    (1,302,898)

Cash and cash equivalents at beginning
 of period                                  1,040,748     2,183,738
                                          -----------   -----------
Cash and cash equivalents at end of
 period                                   $ 1,643,564   $   880,840
                                          ===========   ===========
Supplemental disclosures of cash flow
 information:
    Interest paid                         $    68,632            --
    Taxes paid                                     --   $    16,080


    Non-cash disclosure:
    -------------------
    On September 1, 1996, the remaining balance of notes receivable shareholders of $821,926 were converted into new notes.

See accompanying notes to financial statements.

                                 PEARL GAS CO.


                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1)  BASIS OF PRESENTATION

   The accompanying financial statements have been prepared by management, and in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of December 31, 1996 and September 30, 1997, and the results of its operations and cash flows for the nine months ended September 30, 1996 and 1997. The financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere herein. Results for interim periods are not necessarily indicative of those to be expected for the entire year.

(2)  INVENTORIES

   The major classes of inventory are as follows:

                               DECEMBER 31,   SEPTEMBER 30,
                                   1996           1997
                               ------------   -------------

   Propane gas                   $324,942        $226,512
   Appliances and equipment        75,705          75,705
                                 --------        --------
                                 $400,647        $302,217
                                 ========        ========

(3)  SUBSEQUENT EVENTS

   On October 22, 1997, pursuant to a purchase agreement dated as of October 20, 1997, all of the issued and outstanding capital stock of the Company was sold by the holders of such stock to Star Gas Corporation ("Star Gas").

   The purchase price for said stock was $22,552,000 and was paid in cash. Subsequent to the acquisition of the common stock of Pearl, Pearl was merged into Star Gas in a tax-free liquidation.

                            STAR GAS PARTNERS, L.P.

                         PRO FORMA FINANCIAL STATEMENTS

   The following Pro Forma Condensed Statement of Operations for the year ended September 30, 1997 is derived from the Partnership's audited consolidated financial statements for the year ended September 30, 1997. The Pro Forma Condensed Balance Sheet as of September 30, 1997 is derived from the audited financial statements of the Company which include all adjustments (consisting of only normal recurring accruals) that, in the opinion of management, are necessary for a fair presentation of such data. The Pro Forma Financial Statements do not purport to represent what the Company's financial position or results of operations would have been if the events described therein had occurred on the dates specified, nor are they intended to project the Company's financial position or results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with the Consolidated Financial Statements of Star Gas Partners, L.P. as filed on Report 10-K for the year ended September 30, 1997, and the Notes thereto.

   The unaudited pro forma financial information gives effect to the Pearl Gas Conveyance which was effected as part of the Pearl Gas acquisition. The acquisition is being accounted for as a purchase.

   The unaudited pro financial information has been prepared on the following basis:

     . The unaudited pro forma combined statement of income assumes that the acquisition was completed as of the beginning of the period presented.

     . The unaudited pro forma combined balance sheet assumes that the acquisition was completed as of the balance sheet date.

                     STAR GAS PARTNERS, L.P. AND SUBSIDIARY
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                    STAR GAS       PEARL GAS CO.      PRO FORMA       PRO FORMA
                                                    --------       -------------      ---------       ---------
                                                 PARTNERS, L.P.   CONVEYANCE/(A)/    ADJUSTMENTS       COMBINED
                                                 --------------   ---------------    -----------       --------
ASSETS
------

Current assets:
    Cash                                            $    889          $ 1,853       $ 21,000 /(b)/     $    742
                                                                                     (23,000)/(c)/
    Notes and accounts receivables                     5,720              515                             6,235
    Inventories                                        6,597              302                             6,899
    Prepaid expenses and other current assets            959              663                             1,622
                                                    --------          -------       --------           --------
        Total current assets                          14,165            3,333         (2,000)            15,498
                                                    --------          -------       --------           --------
Property and equipment, net                           95,282           13,585                           108,867

Intangibles and other assets, net                     38,022           10,990                            49,012
                                                    --------          -------                          --------
        Total assets                                $147,469          $27,908       $ (2,000)          $173,377
                                                    ========          =======       ========           ========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------
Current liabilities:
    Deferred revenue                                $     --          $   197                          $    197
    Contract payable                                      --              633                               633
    Accounts payable                                   3,178              188                             3,366
    Accrued expenses and other
      liabilities                                      3,325              423                             3,748
    Customer credit balances                           4,343               --                             4,343
                                                    --------          -------                          --------
        Total current liabilities                     10,846            1,441                            12,287
                                                    --------          -------                          --------

Long-term debt                                        85,000           23,000         21,000 /(b)(d)/   106,000
                                                                                     (23,000)/(c)/
Other long-term liabilities                               45               --                                45

Partners' Capital:
    Common unitholders                                47,573            3,397                            50,970
    Subordinated unitholder                            4,034               --                             4,034
    General partner                                      (29)              70                                41
                                                    --------          -------                          --------
        Total Partners' Capital                       51,578            3,467                            55,045
                                                    --------          -------                          --------
    Total Liabilities and Partners'
      Capital                                       $147,469          $27,908       $ (2,000)          $173,377
                                                    ========          =======       ========           ========

/(a)/ Reflects the Conveyance of assets and liabilities to the Partnership by Star Gas Corporation, including $23.0 million in long-term debt, in exchange for 148 Common Units valued at $3.4 million and an aggregate general partner interest of .00055 percent valued at $70 thousand. Upon purchase of Pearl Gas by Star Gas, the assets were written up to the fair market value through an adjustment to property, plant and equipment of $11.2 million and an adjustment to intangible assets of $11.0 million.
       In addition, cash and accrued expenses have been increased by $1.0 million and $0.3 million to reflect the estimated working capital as of October 21, 1997.
/(b)/ Reflects the net proceeds to the Partnership of $21.0 million borrowed under its bank Acquisition Facility.
/(c)/ Reflects the use of $23.0 million in cash to retire $23.0 million of debt assumed in the Star Gas Conveyance.
/(d)/ The partnership intends to file a registration statement to issue and sell 0.7 million of Common Units to the public. A portion of the proceeds, estimated at $13.8 million, will be used to repay $10.0 million of the Bank Acquisition Facility and the balance will be used for general partnership purposes.

                     STAR GAS PARTNERS, L.P. AND SUBSIDIARY
      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                         YEAR ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                              STAR GAS                        PRO FORMA     PRO FORMA
                                              --------                        ---------     ---------
                                            PARTNERS, L.P.   PEARL GAS CO.    ADJUSTMENTS    COMBINED
                                            --------------   -------------    -----------    --------
Sales                                          $135,159         $14,607                      $149,766

Cost of sales                                    72,211           8,159                        80,370
                                               --------         -------                      --------
  Gross profit                                   62,948           6,448                        69,396

Operating expenses                               43,245           3,436      $  (273)/(a)/     46,408

Depreciation and amortization                    10,405             423          667 /(b)/     11,495

Net gain (loss) on sales of assets                 (295)             30                          (265)
                                               --------         -------      -------         --------
  Operating income                                9,003           2,619         (394)          11,228

Interest income (expense), net                   (6,966)             48       (1,527)/(c)/     (8,493)
                                               --------         -------          (48)/(c)/   --------
                                                                             -------
  Income (loss) before income taxes               2,037           2,667       (1,969)           2,735

Income tax expense                                   25              --           --               25
                                               --------         -------      -------         --------
  Net income                                   $  2,012         $ 2,667      $(1,969)        $  2,710
                                               ========         =======       ======         ========

General Partner's interest in net income       $     40                                      $     54
                                               ========                                      ========

Limited Partners' interest in net income       $  1,972                                      $  2,656
                                               ========                                      ========

Net Income per Limited Partner unit               $0.37                                         $0.49
                                               ========                                      ========

Weighted average number of Limited
  Partner units outstanding                       5,271                                         5,419 /(d)/
                                               ========                                      ========

/(a)/ Adjustment for certain cost savings primarily salary and benefit expenses of certain selling shareholders.
/(b)/ Reflects the incremental depreciation and amortization expense attributable to the Pearl assets conveyed.
/(c)/ Reflects the adjustment to interest expense resulting from $21.0 million in bank borrowings at 7.27%, and the elimination of $48 thousand of interest income generated on cash balances during the twelve months ended September 30, 1997.
/(d)/ Reflects the additional units issued to Star Gas Corporation as described in the Conveyance Agreement.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized:

                           Star Gas Partners, L.P.
                           By: Star Gas Corporation (General Partner)

                           William G. Powers, Jr.
                           ----------------------
                           By: /s/ William G. Powers, Jr.
                           William G. Powers, Jr.
                           President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons in the capacities and on the date indicated:

Signature                    Title                          Date
---------                    -----                          ----

/s/ William G. Powers, Jr.   President                       November 24, 1997
    ---------------------    Star Gas Corporation
    William G. Powers, Jr.   (Principal Executive Officer)

/s/ Richard F. Ambury        Vice President - Finance        November 24, 1997
    ---------------------    Star Gas Corporation
    Richard F. Ambury        (Principal Financial and
                             Accounting Officer)


                                      19